NR07-27	November 8, 2007

ITH Expands Terra High-Grade Gold Project, Alaska

New Results Include 2.4 metres @ 9.5 g/t gold and 2.8 metres @ 8.4 g/t gold

Vancouver, B.C…….International Tower Hill Mines Ltd. (“ITH” or the “Company”) (TSXV: ITH, AMEX: THM, Frankfurt: IW9) is pleased to announce the drill results for the final four holes of its 2007 exploration program at its Terra Project in Alaska.  Resource definition results, which will form part of the forthcoming 43-101 resource estimate, continue to expand and confirm the extent and gold continuity of the Main Ben Vein.  In addition, exploration drilling, 3 kilometres to the south of the Ben Vein, has intersected an exciting new high-grade vein system at the Ice Vein target (Tables 1 and 2).

In the Ben Vein area, all twenty holes completed to date have intersected the main vein as well as a number of new subsidiary gold bearing veins in the foot and hanging wall (Figure 1).  The Ben Vein system is open along strike and at depth, with a minimum strike length of 400 metres and depth of at least 300 metres (Figure 2).  The mineralized vein varies in true width (using a 3 g/t cutoff grade) from 0.2 to 3.0 metres, and averages 1.04 metres at 19.8 g/t gold with the high-grade zone averaging 1.27 metres at 23.0 g/t gold.

All three of the holes drilled at the Ice target intersected a previously unknown high-grade gold vein zone.  The Ice Vein system has now been traced 175 metres down dip and remains open.

Interpretation

The thirty drill holes completed to date at Terra have defined four vein systems within a five kilometre long, highly prospective, gold trend.  The veins occur within and adjacent to dioritic intrusive rocks of similar age to the Donlin Creek gold deposit to the west.  These high-grade gold veins generally strike north-northwest and dip steeply to the southwest.

The final drill hole of the season at the Ben Vein zone (TR-07-31) contained a 9.5 metre intersection which, at a 1 g/t cutoff, is the thickest drilled to date (Table 2).  The information indicates that the Ben Vein may contain a number of high-grade shoots within the overall vein structure.  Now that all 2007 drill results are finalized, the Company has initiated resource modeling of Ben Vein, which is presently anticipated to be completed in the first quarter of 2008.

Initial drill testing of the Ice Vein has established the continuity of this vein system for 175 metres down dip from the outcrop and has revealed a veinlet-hosted zone in the shallow subsurface which assays up to 4 grams gold over a 5.0 meter intersection (TR-07-30, Table 1).  These results confirm the structural continuity of the Ice 1 Vein and highlight the potential of this zone to add to the overall Terra Project resource.

Table 1: Intercepts of Gold Mineralization (using a 3 g/t cutoff)

Drill Hole	Area	From (metres)	To (metres)	Thickness (metres)	Gold Grade(g/t)	Vein Name

TR-07-29	Ice	23.33	24.00	0.67	6.76	Ice-1
		132.75	135.17	2.42	9.53	Ice-2

TR-07-30	Ice	3.96	4.46	0.50	4.47
		8.47	8.91	0.44	9.51
		10.65	15.7	5.05	3.96	Ice-1
		140.82	142.45	1.63	3.68	Ice-2
		158.95	160.17	1.22	3.30

TR-07-31	Bens	61.11	61.41	0.30	3.97
		133.65	134.90	1.25	3.30
		136.15	136.40	0.25	3.23
		137.15	139.90	2.75	8.40	Ben Main
		141.65	142.40	0.75	29.67
		153.90	154.10	0.20	14.15
		156.67	157.88	1.21	4.23

Table 2: Significant Ice and Ben Vein Gold Intersections (using a 1 g/t cutoff)

Drill Hole	Area	From (metres)	To (metres)	Thickness (metres)	Grade(g/t) Au	Vein Name

TR-07-29	Ice	22.25	24.00	1.75	3.94	Ice-1
		132.75	135.17	2.42	9.53	Ice-2

TR-07-30	Ice	10.40	15.70	5.30	3.89	Ice-1
		140.82	144.52	3.70	3.14	Ice-2

TR-07-31	Bens	132.90	142.40	9.50	6.26	Ben Main

TR-07-32	Ice	8.72	9.20	0.48	2.28	Ice-1

Figure 2:  Long-section of the main Ben Vein with down hole intersections
(not true width)

On November 5, 2007 the Company provided notice to AngloGold Ashanti (U.S.A.) Exploration Inc. (“AngloGold”) that it has incurred sufficient expenditures to vest its 60% ownership in the project.  AngloGold now has 90 days to decide whether or not to exercise its right to earn back an additional 20% interest in the project by incurring USD 4,000,000 in expenditures over the next two years.  Should AngloGold elect not to exercise its back-in right, each party will thereafter be responsible for contribution its share of ongoing joint venture expenditures.  If a party fails to provide its cost share of ongoing expenditures, its interest in the project will be diluted on a straight-line basis.  When a party’s interest is reduced to 10% or less, such interest will be automatically converted into a 2% net smelter return royalty.

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that forms the basis for this news release.  Mr. Pontius is the President and CEO of the Company.

The work program at Terra was designed and supervised by Dr. Russell Myers, Vice President of Exploration, Talon Gold (US) LLC (a wholly owned subsidiary of ITH responsible for carrying out the Company’s exploration programs), who is responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project photograph all sample shipments which are then sealed and shipped to ALS Chemex for assay.  ALS Chemex's quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025: 1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Quality control is further assured by the use of international and in-house standards.  Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. is a resource exploration company, focused in Alaska and Nevada, which controls a number of exploration projects representing a spectrum of early stage to advanced gold and base metal discoveries.  ITH is committed to building shareholder value through new discoveries while maintaining a majority interest in its holdings, thereby giving its shareholders the maximum value for their investment.

On behalf of
INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
President and Chief Executive Officer

Contact Information:

Quentin Mai, Vice-President - Corporate Communications

E-mail: qmai@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604)683-6332 / Fax: (604) 408-7499

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents of this press release, which has been prepared by management.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the potential for the expansion of the Ben and Ice Vein systems, the discovery and delineation of mineral deposits/resources/reserves at the Terra project, the timing of the preparation of a 43-101 resource estimate for the Terra project, business and financing plans and business trends.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward-looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the Company’s ability to obtain any necessary permits, consents or authorizations required for its activities, the Company’s ability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies.  All of the Company’s Canadian public disclosure filings may be accessed via www.sedar.com and its US disclosure filings at www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.

This press release contains information with respect to adjacent or similar mineral properties in respect of which the Company has no interest or rights to explore or mine.  The Company advises US investors that the US Securities and Exchange Commission’s mining guidelines strictly prohibit information of this type in documents filed with the SEC.  Readers are cautioned that the Company has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties are not indicative of mineral deposits on the Company’s properties.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.